Exhibit 4.1

PNC BANK, NATIONAL ASSOCIATION

1000 Westlakes Drive, Suite 200

Berwyn, PA 19312

April 24, 2012

BIOCLINICA, INC.

OXFORD BIO-IMAGING RESEARCH, INC.

826 Newtown-Yardley Road

Newtown, PA 18940

Attn:  Ms. Maria Kraus and Mr. Ted Kaminer

Re:          Renewal of Expiration Date for Committed Line of Credit

Dear Ms. Kraus and Mr. Kaminer:

We are pleased to inform you that your committed line of credit has been renewed.  The Expiration Date, as set forth in that certain Letter Agreement dated May 5, 2010, as amended, and in the Committed Line of Credit Note executed and delivered pursuant to that Letter Agreement, as amended, has been extended from May 4, 2013 to May 4, 2014, effective on May 5, 2013.  All other terms and conditions of the Committed Line of Credit Note and the Letter Agreement remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship.  Thank you again for your business.

Very truly yours.

PNC BANK, NATIONAL ASSOCATION

By:	/s/John Barth
John Barth, Senior Vice President

cc:  Red Oak Research, Inc.